EARNINGS RELEASE

SUPPLEMENTAL DATA

FIRST QUARTER / 2015

MAA

WWW.MAAC.COM

TABLE OF CONTENTS
Press Release Text	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data/Funds from Operations	9
Consolidated Balance Sheets	10
Non-GAAP Financials and Other Definitions	11
Portfolio Statistics	S-1
Components of Property Net Operating Income	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Same Store Comparisons	S-6
Multifamily Development Pipeline	S-8
2015 Acquisition Activity	S-8
2015 Disposition Activity	S-9
Debt and Debt Covenants as of March 31, 2015	S-10
EBITDA and Balance Sheet Ratios	S-12
2015 Guidance	S-13
Credit Ratings/Common Stock/Investor Relations Data	S-14

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS
MEMPHIS, Tenn., April 29, 2015 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter ended March 31, 2015.

Eric Bolton, Chairman and Chief Executive Officer, said, “Strong operating performance for the quarter was driven by steady growth in rents and higher occupancy as job growth across our portfolio continued to outpace national trends. We expect this favorable leasing environment, along with several new operating initiatives and growing efficiencies resulting from our merger and capital recycling efforts, will support another year of record results for MAA.

"We have been successful in executing on previously announced property disposition plans with a total of 18 properties, including 3,503 units, having been sold since the first of the year. Since 2010 we have significantly up-graded our portfolio of properties through the disposition of 11,462 units at an average age of 26 years and steadily repositioned the portfolio with a stronger earnings profile through acquiring and developing $1.8 billion in newer properties and invested $66.0 million in redeveloping and upgrading a number of our best investments.”

Funds from Operations
For the quarter ended March 31, 2015, Funds from Operations, or FFO, was $106.9 million, or $1.34 per diluted common share and unit, or Share, compared to $97.4 million, or $1.23 per Share, for the quarter ended March 31, 2014. Core FFO, which excludes certain non-cash or non-routine items, for the quarter ended March 31, 2015 was $105.2 million, or $1.32 per Share, as compared to $95.6 million, or $1.21 per Share for the quarter ended March 31, 2014.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this press release.

Net Income Available to Common Shareholders
For the quarter ended March 31, 2015, net income available for common shareholders was $61.3 million, or $0.81 per diluted common share, compared to $14.9 million, or $0.20 per diluted common share for the quarter ended March 31, 2014. Results for the quarter ended March 31, 2015 included $30.2 million, or $0.40 per diluted common share, of gains related to the sale of real estate assets during the period. Results for the quarter ended March 31, 2014 included $5.9 million, or $0.08 per diluted common share, of merger and integration expenses and $8.6 million, or $0.11 per diluted common share, of gains related to the sale of real estate assets during the period.

Highlights

•	Results were better than expected as Core FFO of $1.32 per Share for the first quarter was above the midpoint of the company’s prior guidance and a record for first quarter results.

•	Same store net operating income, or NOI, for the first quarter increased 5.8% as compared to the same period in the prior year.

•	Average effective rent per unit for the same store portfolio increased 3.9% during the first quarter as compared to the prior year, while average physical occupancy also increased 0.6%.

•	Physical occupancy for the same store portfolio ended the quarter at 96.3%.

•	Resident turnover for the same store portfolio remained low for the first quarter, at 53.9% on a rolling twelve month basis.

•	During the quarter the company acquired one property, a new 298-unit luxury community located in Kansas City, Missouri.

•	During the quarter, the company also began construction on a 120-unit phase two expansion of an existing community located in Fredericksburg, Virginia.

•
Since the beginning of the year the company has completed the sale of eighteen properties for a combined price of $233.3 million. This pricing produced a 5.6% economic cap rate, based on trailing twelve months' NOI, and a 14.1% leveraged internal rate of return on the capital invested.

•	With the completion of the sale of these eighteen properties, at an average age of 25 years, the company exited nine tertiary markets within the Secondary Market segment of the portfolio.

First Quarter Same Store Operating Results

Operating results for the Same Store portfolio of 71,376 stabilized apartment units for the company's Large Market and Secondary Market portfolios are presented below:

	Percent Change From				Three months ended
	Three months ended March 31, 2014				March 31, 2015
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Markets	5.7%	3.2%	7.3%	4.8%	95.7%
Secondary Markets	3.7%	4.6%	3.2%	2.7%	95.3%
Same Store	5.0%	3.7%	5.8%	3.9%	95.6%

Total Same Store revenue growth of 5.0% during the first quarter was primarily produced by a 3.9% increase in average effective rent per unit combined with a 0.6% increase in average physical occupancy for the quarter, as compared to the same period in the prior year. Overall physical occupancy for the Same Store portfolio ended the quarter at 96.3%. Operating expenses increased 3.7% for the quarter, with the majority of the growth related to increases in real estate tax and personnel expenses, which were partially offset by declines in insurance expenses for the quarter.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Multifamily Acquisition and Disposition Activity

During the first quarter, MAA acquired Residences at Burlington Creek, a 298-unit luxury community located in Kansas City, Missouri for a purchase price of $46.5 million.

During the first quarter, the company sold four properties: Vistas, a 144-unit community located in Macon, Georgia; Austin Chase, a 256-unit community located in Macon, Georgia; Fairways at Hartland, a 240-unit community located in Bowling Green, Kentucky; and Fountain Lake, a 113-unit community located in Brunswick, Georgia.

In April, the company sold fourteen additional properties: Woodwinds, a 144-unit community located in Aiken, South Carolina; Westbury Creek, a 120-unit community located in Augusta, Georgia; Colony at Southpark, a 184-unit community located in Aiken, South Carolina; Bradford Pointe, a 192-unit community located in Augusta, Georgia; Oaks, a 100-unit community located in Jackson, Tennessee; Post House North, a 145-unit community located in Jackson, Tennessee; Bradford Chase, a 148-unit community located in Jackson, Tennessee; Post House Jackson, a 150-unit community located in Jackson, Tennessee; Woods at Post House, a 122-unit community located in Jackson, Tennessee; Southland Station, a 304-unit community located in Warner Robbins, Georgia; Huntington Chase, a 200-unit community located in Warner Robbins, Georgia; Paddock Park, a 480-unit community located in Ocala, Florida; Anatole, a 208-unit community located in Daytona Beach, Florida; and Sutton Place, a 253-unit community located in the Memphis, Tennessee metropolitan area.

MAA received combined gross proceeds of $233.3 million related to these dispositions and expects to recognize total net gains on the sale of real estate assets of approximately $134 million, with $30.2 million recognized during the first quarter related to the first four communities sold. As a result of these property sales, the company exited nine tertiary markets included in the Secondary Market segment of the portfolio, achieving an economic cap rate of 5.6% and internal rates of return on invested capital of 14.1% on a leveraged basis and 10.2% on an unleveraged basis.

Development and Lease-up Activity

MAA had two multifamily development projects remaining under construction at the end of the first quarter: 220 Riverside, located in Jacksonville, Florida (82% complete), and Colonial Grand at Bellevue II, located in Nashville, Tennessee (97% complete). MAA also began construction on a phase II expansion of Station Square at Cosner's Corner, an existing property in Fredericksburg, Virginia (23% complete). During the first quarter, the company funded an additional $5.0 million of construction and development costs and is expected to fund an additional $24.4 million to complete these remaining three projects.

Redevelopment Activity
The company continues its redevelopment program at select communities throughout the portfolio. During the first quarter, MAA renovated a total of 1,022 units at an average cost of $4,526 per unit, achieving average rental rate increases of 9.4% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $10.6 million for the first quarter, or approximately $0.13 per Share as compared to $6.1 million or $0.08 per Share for the same period in 2014. These expenditures resulted in Core Adjusted Funds from Operations, or Core AFFO, of $1.19 per Share for the first quarter, compared to $1.13 per Share for the same period in 2014. The variance in capital spending for the quarter as compared to the first quarter in the prior year is largely impacted by timing differences, and capital spending expectations for the full year remain in line with current guidance.

Total capital expenditures for the portfolio during the first quarter were $16.5 million on existing properties, with an additional $5.2 million on redevelopment opportunities.

A reconciliation of Core AFFO to net income attributable to MAA and an expanded discussion of the components of Core AFFO can be found later in this release.

Financing Activity

As part of the disposition plans and continued balance sheet improvement, during the quarter, the company paid off $116.1 million of variable-rate Fannie Mae borrowings and an additional $15.2 million related to a single mortgage. In conjunction with these payoffs, the company incurred $3.4 million of debt extinguishment expenses during the first quarter, primarily related to non-cash write-offs of deferred financing costs related to the debt.

Balance Sheet
As of March 31, 2015,

•	Net debt to total capitalization was 36.0% (based on the March 31, 2015 closing stock price),

•	Net debt to gross assets (based on gross book value at March 31, 2015) was 42.1%,

•	Total debt outstanding was $3.5 billion at an average effective interest rate of 3.7%,

•	92.5% of the total debt was fixed or hedged against rising interest rates for an average of 4.4 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 4.04x and net debt to Recurring EBITDA was 6.22x,

•	Approximately $335.6 million combined cash and capacity was available under the company's unsecured credit facility, and

•	Unencumbered assets increased to a record level of 70.5% of gross real estate assets.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

85th Consecutive Quarterly Common Dividend Declared
Our Board of Directors declared its 85th consecutive quarterly common dividend at an annual rate of $3.08 per common share and unit, which will be paid on April 30, 2015 to holders of record on April 15, 2015.

2015 Core FFO per Share Guidance
The company is reaffirming prior guidance for full year Core FFO projected to be in a range of $5.09 per Share to $5.33 per Share. The Company will reevaluate its full-year 2015 Core FFO and Same Store growth assumptions with its second quarter 2015 earnings report.

Consistent with earlier guidance, management continues to expect full year revenue growth, expense growth, and resulting NOI growth from the Same Store portfolio to all be in the 3% to 4% range.

For the first quarter, the company incurred General and Administrative and Property Management expenses of $15.1 million combined, compared to $11.4 million combined for the same quarter in the prior year. The majority of the increase over prior year is related to timing of certain items, which is expected to normalize during the year. The company continues to expect combined General and Administrative expenses and Property Management expenses for the full year of $56.5 million to $58.5 million, in line with existing guidance and fully reflective of previously announced synergy savings associated with the company’s merger with Colonial Properties Trust in late 2013.

On a quarterly basis, Core FFO per Share for the second quarter is expected to be in the range of $1.23 per Share to $1.35 per Share, for the third quarter in a range of $1.21 per Share to $1.33 per Share, and for the fourth quarter in a range of $1.27 per Share to $1.39 per Share.

The company continues to expect total recurring capital expenditures for the full year 2015 to be approximately $52 million, producing Core AFFO of $4.43 per Share to $4.67 per Share, or $4.55 per Share at the mid-point, representing a 6.3% increase over Core AFFO per Share in the prior year.

Additional information on our 2015 financial and earnings guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this press release can be found on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, April 30, 2015, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator’s name is Tim Argo. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned 81,976 apartment units throughout the Southeast and Southwest regions of the United States as of March 31, 2015. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•
other risks identified in this press release and, from time to time, in other reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date on which this report is filed.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended March 31,
	2015	2014

Total property revenue	$257,811	$243,390

Total NOI	$157,903	$147,626

Management & leasing fee revenue	$—	$97

Recurring EBITDA	$142,641	$135,365

Net income per share:
Basic	$0.81	$0.20
Diluted	$0.81	$0.20

Funds from operations per share (diluted):
FFO	$1.34	$1.23
Core FFO	$1.32	$1.21
Core AFFO	$1.19	$1.13

Dividends declared per share	$0.7700	$0.7300

Dividends/FFO (diluted) payout ratio	57.5%	59.3%
Dividends/AFFO (diluted) payout ratio	64.7%	64.6%

Consolidated interest expense	$29,931	$30,676
Mark-to-market debt adjustment	5,394	7,141
Capitalized interest	474	513
Total interest incurred	$35,799	$38,330

Principal payments on notes payable	$2,272	$2,551

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	March 31, 2015	December 31, 2014
Total gross assets	$8,083,418	$8,204,706
Total debt	$3,479,493	$3,524,515
Common shares and units, outstanding end of period	79,534,989	79,458,827
Share price, end of period	$77.27	$74.68
Book equity value, end of period	$3,059,706	$3,057,722
Market equity value, end of period	$6,145,669	$5,933,985
Debt to total market capitalization ratio	36.1%	37.3%
Total net debt/total gross assets	42.1%	42.6%
Unencumbered real estate assets (at cost) to unsecured debt ratio	275.6%	279.0%
Recurring EBITDA/Debt Service	3.79x	3.75x
Fixed Charge Coverage (1)	4.04x	3.99x
Total Net Debt (2)/Recurring EBITDA (3)	6.22x	6.37x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the twelve months ended March 31, 2015.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended March 31,
	2015	2014
Operating revenues:
Rental revenues	$234,199	$220,988
Other property revenues	23,612	22,402
Total property revenues	257,811	243,390
Management fee income	—	97
Total operating revenues	257,811	243,487
Operating Expenses:
Property operating expenses	100,394	97,363
Depreciation and amortization	73,112	90,013
Acquisition expense	339	11
Property management expenses	8,493	7,011
General and administrative expenses	6,566	4,342
Merger related expenses	—	2,076
Integration related expenses	—	3,842
Income from continuing operations before non-operating items	68,907	38,829
Interest and other non-property (expense) income	(157)	160
Interest expense	(29,931)	(30,676)
Loss on debt extinguishment	(3,376)	—
Amortization of deferred financing costs	(917)	(1,311)
Net casualty loss after insurance and other settlement proceeds	(19)	(10)
Gain on sale of depreciable real estate assets excluded from discontinued operations	30,228	2,564
Gain on sale of non-depreciable real estate assets	—	557
Income before income tax expense	64,735	10,113
Income tax expense	(510)	(270)
Income from continuing operations before joint venture activity	64,225	9,843
Gain (loss) from real estate joint ventures	19	(24)
Income from continuing operations	64,244	9,819
Discontinued operations:
Income from discontinued operations before gain on sale	433	416
Net casualty loss after insurance and other settlement proceeds on discontinued operations	—	(2)
Gain on sale of discontinued operations	—	5,481
Consolidated net income	64,677	15,714
Net income attributable to noncontrolling interests	3,410	848
Net income available for MAA common shareholders	$61,267	$14,866

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$0.81	$0.12
Discontinued property operations	—	0.08
Net income available for common shareholders	$0.81	$0.20

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$0.81	$0.12
Discontinued property operations	—	0.08
Net income available for common shareholders	$0.81	$0.20

Dividends declared per common share	$0.7700	$0.7300

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended March 31,
	2015	2014
NET INCOME SHARES (1)
Weighted average common shares - Basic	75,145	74,803
Weighted average partnership units outstanding	—	—
Effect of dilutive securities	—	—
Weighted average common shares - Diluted	75,145	74,803
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,336	79,023
Weighted average common shares and units - Diluted	79,506	79,233
PERIOD END SHARES AND UNITS
Common shares at March 31,	75,345	75,009
Partnership units at March 31,	4,190	4,209
Total shares and units at March 31,	79,535	79,218

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 1, 2015.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended
	March 31,
	2015	2014
Net income attributable to MAA	$61,267	$14,866
Depreciation and amortization of real estate assets	72,453	89,450
Depreciation and amortization of real estate assets of discontinued operations	—	42
Gain on sale of discontinued operations	—	(5,481)
Gain on sale of depreciable real estate assets excluded from discontinued operations	(30,228)	(2,564)
Gain on disposition within unconsolidated entities	(12)	—
Depreciation and amortization of real estate assets of real estate joint ventures	6	199
Net income attributable to noncontrolling interests	3,410	848
Funds from operations	106,896	97,360
Acquisition expense	339	11
Merger related expenses	—	2,076
Integration related expenses	—	3,842
Gain on sale of non-depreciable real estate assets	—	(557)
Mark-to-market debt adjustment	(5,394)	(7,141)
Loss on debt extinguishment	3,376	—
Core funds from operations	105,217	95,591
Recurring capital expenditures	(10,597)	(6,053)
Core adjusted funds from operations	$94,620	$89,538

Weighted average common shares and units - Diluted	79,506	79,233

Funds from operations per share and unit - Diluted	$1.34	$1.23
Core funds from operations per share and unit - Diluted	$1.32	$1.21
Core adjusted funds from operations per share and unit - Diluted	$1.19	$1.13

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	March 31, 2015	December 31, 2014
Assets
Real estate assets
Land	$889,912	$907,598
Buildings and improvements	6,558,169	6,763,978
Furniture, fixtures and equipment	203,808	212,850
Capital improvements in progress	71,119	80,772
	7,723,008	7,965,198
Accumulated depreciation	(1,268,103)	(1,358,399)
	6,454,905	6,606,799
Undeveloped land	47,242	47,242
Corporate property, net	8,337	7,988
Investments in real estate joint ventures	1,802	1,791
Assets held for sale	175,292	36,452
Real estate assets, net	6,687,578	6,700,272
Cash and cash equivalents	18,331	25,401
Restricted cash	26,951	28,181
Deferred financing cost, net	13,638	17,812
Other assets	50,863	57,041
Goodwill	2,321	2,321
Total assets	$6,799,682	$6,831,028

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,429,069	$1,592,116
Unsecured notes payable	2,050,424	1,932,399
Accounts payable	7,680	8,395
Fair market value of interest rate swaps	15,007	13,392
Accrued expenses and other liabilities	195,222	216,478
Security deposits	10,490	10,526
Liabilities associated with assets held for sale	32,084	—
Total liabilities	3,739,976	3,773,306
Redeemable stock	6,309	5,911
Shareholders' equity
Common stock	753	752
Additional paid-in capital	3,619,976	3,619,270
Accumulated distributions in excess of net income	(726,062)	(729,086)
Accumulated other comprehensive loss	(2,453)	(412)
Total MAA shareholders' equity	2,892,214	2,890,524
Noncontrolling interest	161,183	161,287
Total equity	3,053,397	3,051,811
Total liabilities and shareholders' equity	$6,799,682	$6,831,028

NON-GAAP FINANCIALS AND OTHER DEFINITIONS
Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily physical occupancy per unit.

Core Adjusted Funds From Operations (Core AFFO)
For purposes of these computations, Core AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider Core AFFO to be an important measure of performance from core operations because Core AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. We believe that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. We believe Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com